Exhibit No. 4.4



                                  SUMMARY
                                    OF
                    ECHOSTAR COMMUNICATIONS CORPORATION
                          1999 LAUNCH BONUS PLAN


     In recognition of the dedication and hard work of employees of EchoStar Communications Corporation (the "Corporation") and its subsidiaries in anticipation of the launch of EchoStar V, the Board of Directors of the Corporation shall award ten (10) shares of the Corporation's Class A Common Stock, $0.01 par value per share to each eligible employee. Eligible employees include full-time employee of the Corporation or one of its subsidiaries, with a hire date on or before June 1, 1999, and part-time employees of the Corporation with a hire date on or before June 1, 1999 who had worked at least 500 hours prior to June 1, 1999. All eligible employees must have also been continuously employed with the Corporation or one of its subsidiaries from June 1, 1999 through December 31, 1999. The award is a special one-time grant.